UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 23, 2015
Commission File Number: 001-36261

CHC GROUP LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0587405
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
190 Elgin Avenue
George Town, KY1-9005
Cayman Islands
(Address of principal executive offices, including zip code)
(604) 276-7500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, CHC Group Ltd. (or the Company) announced that, as of March 16, 2015, Michael J. O’Neill is no longer serving as Senior Vice President, Chief Legal Officer.
In connection with the foregoing, on April 23, 2015, Mr. O’Neill and the Company entered into a mutually agreed Separation Agreement and General Release (or the Separation Agreement). Mr. O’Neill has agreed to continue as a non-officer employee through April 30, 2015 (or the Separation Date) to assist with the transition of his role to his successor. Pursuant to the Separation Agreement, Mr. O’Neill will receive a separation payment of $1,704,960 paid in installments over the twelve months following the Separation Date, subject to a clawback obligation. In addition, Mr. O’Neill’s unvested stock options vested, and his vested options will remain exercisable until the first anniversary of his Separation Date. In addition, his time-based restricted stock units, time-based restricted shares and his performance-based restricted stock units (at target levels) vested. All of his performance-based restricted shares were forfeited. The Company will provide Mr. O’Neill with continued participation in its medical, dental and vision plans for 18 months after the Separation Date, subject to specified conditions. As a condition to his receiving the separation payments and benefits described above, Mr. O’Neill has executed a release and waiver of claims in favor of the Company.

Mr. O’Neill will be subject to restrictive covenants and both parties have agreed to a mutual non-disparagement covenant. Mr. O’Neill’s indemnification agreement with the Company will continue in effect in accordance with its terms.

The summary description of the Separation Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending April 30, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2015

/s/ Russ Hill
Name: Russ Hill
Title: Authorized Signatory